Exhibit 99.01

Date: February 6, 2006	Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com
NEW JERSEY RESOURCES ANNOUNCES
HIGHER FISCAL 2006 FIRST QUARTER EARNINGS;
INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

•	NJR’s first quarter 2006 earnings increase 14 percent over last year to $1.24 per basic share

•	Board approves 1 million share increase in share repurchase plan

•	Earnings guidance for fiscal 2006 remains at $2.75 to $2.85 per basic share
WALL, N.J. — New Jersey Resources (NYSE: NJR) has announced improved fiscal 2006 first quarter earnings of $1.24 per basic share, a 14 percent increase over the same period last year. NJR’s earnings were $34.3 million, or $1.24 per basic share, versus $30.2 million, or $1.09 per basic share last year. On a diluted basis, earnings per share were $1.23 versus $1.06 last year, an increase of 16 percent. Last year’s earnings included a $.21 per basic share gain on the sale of a commercial office building and a charge of $.05 per basic share associated with an early retirement program for officers. Net of these items, NJR’s earnings in the first quarter of fiscal 2005 were $25.7 million, or $.93 per basic share, and $.91 per diluted share.
“We are off to a solid start in fiscal 2006. Our record of earnings consistency is supported by continued strong growth in our successful unregulated wholesale energy services business,” said Laurence M. Downes, chairman and CEO of NJR.
NJR’s successful first quarter earnings were driven by the company’s wholesale energy services business unit, which saw earnings grow to $14.9 million, a 127 percent increase over the $6.6 million for the same period last year. These strong results more than offset the impact of lower customer usage at New Jersey Natural Gas (NJNG), NJR’s largest subsidiary.
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NEW JERSEY RESOURCES ANNOUNCES HIGHER FISCAL 2006 FIRST QUARTER EARNINGS; INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

Customer Billing Credit Announced
In December, NJNG received approval from the New Jersey Board of Public Utilities (BPU) to implement a 23 percent price increase that helped cover the cost of obtaining natural gas necessary to meet the usual high demand of winter months. This adjustment was a direct result of the cost to purchase natural gas, and did not increase profits to the company. Recently, due in part to decreased usage resulting from warmer-than-normal weather, the wholesale cost of natural gas has declined, enabling NJNG to offer a credit of about $25 million to customers. The credit will save customers approximately 19 cents per therm while in effect for the months of February and March 2006. A typical residential customer using 325 therms over the 2-month period will receive a bill credit of approximately $61.
Share Repurchase Plan Increased
In January 2006, the NJR board of directors authorized an increase in the company’s share repurchase plan from 2.5 million to 3.5 million shares. NJR was one of the first companies in the utility industry to offer a repurchase plan, which gives the company financial flexibility and is expected to create value for shareowners. NJR purchased 253,400 shares under the share repurchase plan during the quarter ended December 31, 2005. The plan allows NJR to purchase its shares on the open market or in negotiated transactions, based on market and other conditions. Since the plan began in September 1996, NJR has invested $91.8 million to repurchase 2.4 million shares.
Financial and operating highlights during the quarter included:
•	Net Income and Basic Earnings per Share

For the three months ended December 31, 2005, NJR earned $34.3 million, or $1.24 per basic share, compared with $30.2 million, or $1.09 per basic share, last year. Prior year’s earnings included a gain on the sale of a commercial office building of $.21 per basic share by NJR’s commercial real estate subsidiary, Commercial Realty and Resources (CR&R), and a charge of $.05 per basic share associated with an early retirement program for officers offered as part of an overall restructuring plan for the organization.

NJNG earned $18.7 million in the quarter, compared with $17.8 million last year. Last year’s earnings included its share of the charge for an early retirement program for officers. Net of this item, NJNG earned $18.7 million last year. The flat earnings were due primarily to lower-than-expected customer usage, which offset the impact of higher gross margin from its incentive programs. The company believes that the lower usage was due primarily to the impact of higher wholesale natural gas prices, which offset continued strong customer growth.
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NEW JERSEY RESOURCES ANNOUNCES HIGHER FISCAL 2006 FIRST QUARTER EARNINGS; INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

NJR’s unregulated wholesale energy services subsidiary, NJR Energy Services (NJRES), reported earnings of $14.9 million, compared with $6.6 million last year. This increase was due primarily to higher gross margin generated by its portfolio of storage and transportation capacity assets. Gross margin for NJRES is defined as natural gas revenues and management fees less natural gas costs.

•	Customer Growth Remains Strong

In the first quarter of fiscal 2006, NJNG added 3,424 new customers, 36 percent of which converted from other fuels. This growth is expected, assuming normal usage, to generate approximately .5 billion cubic feet (Bcf) of new throughput, which is estimated to generate about $1.5 million in annual gross margin. NJNG anticipates continuing to maintain an annual customer growth rate of about 2.3 percent in fiscal 2006, adding, assuming normal usage, approximately 1.8 Bcf of firm sales, which would represent approximately $5.4 million of annual gross margin. About one-third of the anticipated new customers are expected to convert from other fuels.

NJNG’s gross margin is defined as natural gas revenues less natural gas costs; sales tax; a Transitional Energy Facilities Assessment (TEFA), which is included in Energy and other taxes on the Consolidated Statements of Income; and regulatory rider expenses. Management believes that gross margin provides a more meaningful basis for evaluating utility operations than revenue since natural gas costs, sales tax, TEFA and regulatory rider expenses are passed through to customers, and therefore, has no effect on gross margin. Natural gas costs are charged to operating expenses on the basis of therm sales at the prices approved by the BPU through NJNG’s Basic Gas Supply Service (BGSS) tariff. The BGSS allows NJNG to recover natural gas costs. Sales tax is calculated at 6 percent of revenue and excludes sales to cogeneration facilities, other utilities, off-system sales and federal accounts. TEFA is calculated on a per-therm basis and excludes sales to cogeneration facilities, other utilities and off-system sales. Regulatory rider expenses are calculated on a per-therm basis. NJNG’s gross margin also includes benefits received by shareowners under its BGSS incentive programs.

•	Impact of Weather and Usage

Weather in the first quarter was 1.6 percent warmer than normal and 1.5 percent colder than last year. “Normal” weather is based on 20-year average temperatures. The impact of the weather is significantly offset by NJNG’s weather-normalization clause (WNC), which is designed to smooth out year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather patterns. NJNG did not accrue or defer any margin under the WNC for the quarter ended December 31, 2005. However, gross margin was negatively impacted by lower-than-expected usage. NJNG believes that this resulted primarily from the impact of higher
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NEW JERSEY RESOURCES ANNOUNCES HIGHER FISCAL 2006 FIRST QUARTER EARNINGS; INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

wholesale natural gas prices on consumer behavior. In December 2005, NJNG filed a proposal with the BPU which would replace the existing WNC with the Conservation and Usage Adjustment (CUA) that would capture variations related to weather and customer usage. A benchmark for customer usage would be established and NJNG would compare actual results to the benchmark on an annual basis. Any adjustments, positive or negative, would be made in the following year.

•	Incentive Programs Continue to Provide Value for Customers and Shareowners

During the first quarter, NJNG’s gross margin-sharing incentive programs, which include off-system sales, capacity management, storage optimization and financial risk management programs, totaled 10.2 Bcf and $3.1 million of gross margin, compared with 14.5 Bcf and $1.6 million of gross margin for the same period last year. The increase in gross margin was due primarily to the off-system sales and storage incentive programs, both of which benefited from the volatile wholesale market. NJNG shares the gross margin earned from these incentive programs with customers and shareowners according to a gross margin-sharing formula in effect through October 2006. NJNG filed for an extension of these programs with the BPU through October 2007, and, in January 2006, NJNG, the BPU and the Division of the Ratepayer Advocate agreed to the 1-year extension of the incentive programs. A stipulation has been signed and is awaiting BPU action. During the quarter, customers saved approximately $15 million in natural gas costs through these programs. Since the establishment of these incentive programs in 1992, NJNG customers have saved nearly $281 million on their natural gas bills, or approximately 4 percent annually.

•	Wholesale Energy Services Growth Continues

NJRES’ earnings of $14.9 million in the first quarter of fiscal 2006 were 127 percent higher than last year due primarily to higher gross margin generated by its diverse portfolio of pipeline and storage capacity. Specifically, in the first quarter of fiscal 2006, NJRES was able to take advantage of the increased volatility and unique pricing differentials between geographic regions that occurred in the aftermath of hurricanes Katrina and Rita. NJRES has developed a portfolio of storage and pipeline capacity in the Gulf Coast, Mid-Continent, Appalachia and Eastern Canada, which becomes more valuable when there are changing prices between these areas. This storage capacity is also more valuable when prices change between time periods. In addition to the impact of the hurricanes in the first fiscal quarter, gross margin from this portfolio is also generally greater during the winter months, while the fixed costs of these assets are spread throughout the year. Therefore, the results for the three months are not expected to be indicative of the results for the fiscal year.
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NEW JERSEY RESOURCES ANNOUNCES HIGHER FISCAL 2006 FIRST QUARTER EARNINGS; INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

•	NJR Home Services and Other

This business segment consists of NJR Home Services (NJRHS), which provides service, sales and installation of appliances to over 141,000 customers; CR&R, which develops commercial real estate; and NJR Energy, which consists primarily of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P. Earnings for the quarter ended December 31, 2005, were $684,000, compared with $5.8 million last year. Last year’s first quarter earnings were $406,000, net of a gain on the sale of a commercial real estate property and this segment’s portion of the charge for an early retirement program for officers.

•	Increased Dividend Paid to Shareowners

On October 27, 2005, NJR’s board of directors authorized a 5.9 percent increase in the company’s quarterly dividend rate to $.36 per share. The new rate became effective with the January 2006 dividend payment. NJR has increased its dividend in each of the last 11 years and has paid quarterly dividends since 1952.
Fiscal 2006 Earnings Guidance
Assuming normal weather and a continuation of lower customer usage, stable economic conditions, continued customer growth at NJNG and continued volatility in the wholesale natural gas markets at NJRES, and subject to the factors discussed below under “Forward-Looking Statements,” NJR continues to estimate that earnings for fiscal 2006 will be in the $2.75—$2.85 per basic share range.
Forward-Looking Statements
This news release contains estimates, earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the impact of regulation (including the regulation of rates), fluctuations in energy-related commodity prices, conversion activity, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other
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NEW JERSEY RESOURCES ANNOUNCES HIGHER FISCAL 2006 FIRST QUARTER EARNINGS; INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission, including NJR’s Annual Report on Form 10-K filed on November 29, 2005. NJR’s Form 10-K is available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
Webcast Information
NJR will host a live webcast to discuss its financial results today at 2 p.m. ET. To listen to the call, logon to NJR’s Web site, njliving.com, and select “Investor Relations,” then click just below the microphone on the right side of the Investor Relations home page.
About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company and a member of the Forbes Platinum 400, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 465,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services is a leader in the unregulated energy services market, providing customer service and management of natural gas storage and capacity assets. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.
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NEW JERSEY RESOURCES ANNOUNCES HIGHER FISCAL 2006 FIRST QUARTER EARNINGS; INCREASES SHARE REPURCHASE PLAN BY ONE MILLION SHARES; CONFIRMS PRIOR EARNINGS GUIDANCE

NEW JERSEY RESOURCES CORPORATION
CONSOLIDATED FINANCIAL RESULTS

	Three Months Ended
Thousands, except per share data	December 31,
(Unaudited)	2005	2004

Operating Revenues	$1,164,576	$853,988

Net Income	$34,264	$30,202

Earnings Per Common Share
Basic	$1.24	$1.09
Diluted	$1.23	$1.06

Average Shares Outstanding
Basic	27,550	27,797
Diluted	27,960	28,391
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NEW JERSEY RESOURCES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Thousands, except per share data)

	Three Months Ended
	December 31,
	2005	2004

OPERATING REVENUES	$1,164,576	$853,988

OPERATING EXPENSES
Gas purchases	1,038,475	738,426
Operation and maintenance	27,731	28,663
Regulatory rider expenses	9,458	9,128
Depreciation and amortization	8,576	8,359
Energy and other taxes	18,667	15,784

Total operating expenses	1,102,907	800,360

OPERATING INCOME	61,669	53,628

Other income	1,642	1,684

Interest charges, net	6,483	5,350

INCOME BEFORE INCOME TAXES	56,828	49,962

Income tax provision	22,564	19,760

NET INCOME	$34,264	$30,202

EARNINGS PER COMMON SHARE

BASIC	$1.24	$1.09
DILUTED	$1.23	$1.06

DIVIDENDS PER COMMON SHARE	$0.36	$0.34

AVERAGE SHARES OUTSTANDING
BASIC	27,550	27,797
DILUTED	27,960	28,391

NEW JERSEY RESOURCES

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except per share data)	2005	2004

Operating Revenues
New Jersey Natural Gas	$394,346	$320,470
NJR Energy Services	763,195	516,871
NJR Home Services and Other	7,103	16,671

Sub-total	1,164,644	854,012

Intercompany Eliminations	(68)	(24)

Total	$1,164,576	$853,988

Operating Income
New Jersey Natural Gas	$33,447	$31,796
NJR Energy Services	27,101	12,162
NJR Home Services and Other	1,121	9,670

Total	$61,669	$53,628

Net Income
New Jersey Natural Gas	$18,683	$17,833
NJR Energy Services	14,897	6,560
NJR Home Services and Other	684	5,809

Total	$34,264	$30,202

Throughput (Bcf)
NJNG, Core Customers	20.8	20.9
NJNG, Incentive Programs	10.2	14.5
NJRES Fuel Mgmt. and Wholesale Sales	57.5	69.7

Total	88.5	105.1

Common Stock Data
Yield at December 31	3.4%	3.1%
Market Price
High	$46.95	$44.55
Low	$40.68	$40.54
Close at December 31	$41.89	$43.34
Shares Out. at December 31	27,555	27,704
Market Cap. at December 31	$1,154,279	$1,200,691

NEW JERSEY NATURAL GAS

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except customer & weather data)	2005	2004

Operating Revenues
Residential	$185,544	$161,169
Commercial, Industrial & Other	66,976	41,161
Firm Transportation	8,355	8,761

Total Firm Revenues	260,875	211,091
Interruptible	2,809	4,136

Total System Revenues	263,684	215,227

Incentive Programs	130,662	105,243

TOTAL REVENUES	$394,346	$320,470

Gross Margin and Operating Income
Residential	$44,242	$44,063
Commercial, Industrial & Other	8,427	8,393
Firm Transportation	6,382	6,645

Total Firm Margin	59,051	59,101
Interruptible	306	307

Total System Margin	59,357	59,408

Incentive Programs	3,114	1,570

TOTAL GROSS MARGIN	62,471	60,978

Operation and maintenance expense	19,867	20,229
Depreciation and amortization	8,423	8,117
Other taxes not reflected in gross margin	734	836

OPERATING INCOME	$33,447	$31,796

Throughput (Bcf)
Residential	12.7	12.6
Commercial, Industrial & Other	3.7	3.3
Firm Transportation	2.6	2.4

Total Firm Throughput	19.0	18.3
Interruptible	1.8	2.6

Total System Throughput	20.8	20.9

Incentive Programs	10.2	14.5

TOTAL THROUGHPUT	31.0	35.4

Customers
Residential	422,569	409,329
Commercial, Industrial & Other	29,740	28,579
Firm Transportation	13,380	16,023

Total Firm Customers	465,689	453,931
Interruptible	48	51

Total System Customers	465,737	453,982

Incentive Programs	42	37

TOTAL CUSTOMERS	465,779	454,019

NEW JERSEY NATURAL GAS

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except customer & weather data)	2005	2004

Degree Days
Actual	1,674	1,650
Normal	1,701	1,692

Percent of Normal	98.4%	97.5%

NJR ENERGY SERVICES

Operating Revenues	$763,195	$516,871
Gas Purchases	733,343	502,449

Gross Margin	$29,852	$14,422

Operating Income	$27,101	$12,162

Net Income	$14,897	$6,560

Gas Sold and Managed (Bcf)	57.5	69.7

NJR HOME SERVICES AND OTHER

Operating Revenues	$7,103	$16,671

Operating Income	$1,121	$9,670

Net Income	$684	$5,809

Total Customers at December 31	141,415	138,884

NEW JERSEY RESOURCES
ADJUSTED NET INCOME AND EARNINGS PER SHARE RECONCILIATION
FOR THE THREE MONTHS ENDED DECEMBER 31, 2004
Provided below is a reconciliation of, as reported and as adjusted, information for Net Income and basic and diluted earnings per share for the three months ended December 31, 2004. This reconciliation reflects the impact of a gain on the sale of a commercial office building and a charge related to an early retirement program for officers.
Management believes that this reconciliation is needed due to the unusual nature of the two items described above and that they are not indicative of core results. It also provides for a more consistent comparison for year-over-year results.

(Unaudited)	Three Months Ended
(Thousands, except per share data)	December 31, 2004
	NJNG	NJRES	NJRHS and	Total
			Other

Net Income, as reported	$17,833	$6,560	$5,809	$30,202

Exclude:
Gain on sale of commercial office building			(5,972)	(5,972)
Charge for early retirement program	915	8	569	1,492

Net Income, as adjusted	$18,748	$6,568	$406	$25,722

Earnings per share basic, as reported				$1.09

Exclude:
Gain on sale of commercial office building				(.21)
Charge for early retirement program				.05

Earnings per share basic, as adjusted				$.93

Earnings per share diluted, as reported				$1.06

Exclude:
Gain on sale of commercial office building				(.21)
Charge for early retirement program				.05

* Earnings per share diluted, as adjusted				$.91

*	Amount does not foot due to rounding.
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